Form 10-K, Exhibit 13
period 1999-12-31
AMERICAN INCOME PARTNERS V A LTD PARTNERSHIP
filed 2000-03-30
CIK 847557

                                                                      Exhibit 13

                       AMERICAN INCOME PARTNERS V

            American Income Partners V-A Limited Partnership

            Annual Report to the Partners, December 31, 1999

            AMERICAN INCOME PARTNERS V-A LIMITED PARTNERSHIP

                 INDEX TO ANNUAL REPORT TO THE PARTNERS

                                                                            Page
                                                                            ----
SELECTED FINANCIAL DATA                                                        2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS                                          3-8

FINANCIAL STATEMENTS:

Report of Independent Auditors                                                 9

Statement of Financial Position
at December 31, 1999 and 1998                                                 10

Statement of Operations
for the years ended December 31, 1999, 1998 and 1997                          11

Statement of Changes in Partners' Capital
for the years ended December 31,1999,1998 and 1997                            12

Statement of Cash Flows
for the years ended December 31,1999,1998 and 1997                            13

Notes to the Financial Statements                                          14-26

ADDITIONAL FINANCIAL INFORMATION:

Schedule of Excess (Deficiency) of Total Cash
Generated to Cost of Equipment Disposed                                       27

Statement of Cash and Distributable Cash
From Operations, Sales and Refinancings                                       28

Schedule of Costs Reimbursed to the General Partner
and its Affiliates as Required by Section 10.4 of the
Amended and Restated Agreement and Certificate
of Limited Partnership                                                        29

                         SELECTED FINANCIAL DATA

    The following data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements.

    For each of the five years in the period ended December 31, 1999:

       Summary of
       Operations                 1999          1998           1997          1996         1995
       ----------             -----------   ------------   -----------   -----------   -----------
Lease revenue                 $    91,942   $   466,883    $ 1,626,206   $ 3,616,524   $ 3,993,645
Net income (loss)             $ 1,570,441   $  (361,806)   $   698,307   $ 2,922,308   $   974,602

Per Unit:
    Net income (loss)         $      1.08   $     (0.25)   $      0.48   $      2.01   $      0.67
    Cash distributions        $      0.38   $      0.38    $      0.47   $      4.18   $      2.00

    Financial Position
    ------------------
Total assets                  $ 4,374,707   $ 4,155,864    $ 3,794,549   $ 4,266,781   $ 9,980,073
Total long-term obligations   $        --   $        --    $        --   $   144,594   $ 2,231,365
Partners' capital             $ 3,983,777   $ 2,902,855    $ 3,621,873   $ 3,792,601   $ 6,952,468

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                Year ended December 31, 1999 compared to the year
          ended December 31, 1998 and the year ended December 31, 1998 compared to the year ended December 31, 1997

    Certain statements in this annual report of American Income Partners V-A Limited Partnership (the "Partnership") that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a variety of risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those expressed in any forward-looking statements made herein. These factors include, but are not limited to, the outcome of the Class Action Lawsuit described in Note 7 to the accompanying financial statements, and the remarketing of the Partnership's equipment.

Overview

    The Partnership was organized in 1989 as a direct-participation equipment leasing program to acquire a diversified portfolio of capital equipment subject to lease agreements with third parties. Presently, the Partnership is a Nominal Defendant in a Class Action Lawsuit, the outcome of which could significantly alter the nature of the Partnership's organization and its future business operations. See Note 7 to the accompanying financial statements. Pursuant to the Restated Agreement, as amended, the Partnership is scheduled to be dissolved by December 31, 2000. However, the General Partner does not expect that the Partnership will be dissolved until such time that the Class Action Lawsuit is adjudicated and settled. In the absence of a final settlement being effected before December 31, 2000, dissolution of the Partnership would most likely be deferred until a later date.

Year 2000 Issue

    The Partnership uses information systems provided by Equis Financial Group Limited Partnership ("EFG") and has no information systems of its own. EFG completed all Year 2000 readiness work prior to December 31, 1999 and did not experience any significant problems. Additionally, EFG is not aware of any outside customer or vendor that experienced a Year 2000 issue that would have a material effect on the Partnership's results of operations, liquidity, or financial position. However, EFG has no means of ensuring that all customers, vendors and third-party servicers have conformed to Year 2000 standards. The effect of this risk to the Partnership is not determinable.

Results of Operations

    For the year ended December 31, 1999, the Partnership recognized lease revenue of $91,942 compared to $466,883 and $1,626,206 for the years ended December 31, 1998 and 1997, respectively. The decrease in lease revenue from 1998 to 1999 resulted principally from the sale of the Partnership's interest in two aircraft which provided a total of $9,221 and $362,357 of lease revenue for the years ended December 31, 1999 and 1998, respectively (see further discussion below). The decrease in lease revenue from 1997 to 1998 resulted principally from the exchange of the Partnership's interest in a vessel during 1997 (see below). In 1997, the Partnership recognized lease revenue of $1,110,453 related to this vessel including $991,703 representing a prepayment of the remaining contracted rent due under the vessel's lease agreement. In the future, lease revenue will continue to decline due to lease term expirations and equipment sales.

    The Partnership's equipment portfolio (until the second quarter of 1999) included certain assets in which the Partnership held a proportionate ownership interest. In such cases, the remaining interests were owned by an affiliated equipment leasing program sponsored by EFG. Proportionate equipment ownership enabled the Partnership to further diversify its equipment portfolio at inception by participating in the ownership of selected assets, thereby reducing the general levels of risk which could have resulted from a concentration in any single equipment type, industry or lessee. The Partnership and each affiliate individually reported, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment.

    Interest income for the year ended December 31, 1999 was $264,870 compared to $202,483 and $131,575, for the years ended December 31, 1998 and 1997, respectively. Interest income is generated principally from temporary investment of rental receipts and equipment sale proceeds in short-term instruments. Interest income included $77,145 in both 1999 and 1998, and $15,215 in 1997 earned on a note receivable from Semele Group, Inc. ("Semele") (see Note 4 to the accompanying financial statements). The note receivable from Semele is scheduled to mature in April 2001. The amount of future interest income is expected to fluctuate as a result of changing interest rates and the amount of cash available for investment, among other factors. See discussion below regarding on investment made by the Partnership in 2000.

    In 1999, the Partnership sold fully depreciated equipment to existing lessees and third parties. These sales resulted in a net gain, for financial statement purposes, of $1,568,063 compared to $19,725, on fully depreciated equipment in 1998. The net gain in 1999 includes $1,523,200 related to the sale of the Partnership's interests in two aircraft (see further discussion below). The results of future sales of equipment will be dependent upon the condition and type of equipment being sold and its marketability at the time of sale.

    In 1997, the Partnership sold fully depreciated equipment resulting in a net gain, for financial statement purposes, of $102,027. In addition, during 1997, the Partnership also exchanged its interest in a vessel with an original cost and net book value of $3,666,680 and $1,385,750, respectively. In connection with this transaction, the Partnership realized proceeds of $1,027,101, which resulted in a net loss for financial statement purposes, of $358,649. In addition, as this vessel was disposed of prior to the expiration of the related lease term, the Partnership received a prepayment of the remaining contracted rent due under the vessel's lease agreement (see above).

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

    The total economic value realized for each asset is comprised of all primary lease term revenue generated from that asset, together with its residual value. The latter consists of cash proceeds realized upon the asset's sale in addition to all other cash receipts obtained from renting the asset on a re-lease, renewal or month-to-month basis. The Partnership classifies such residual rental payments as lease revenue. Consequently, the amount of gain or loss reported in the financial statements is not necessarily indicative of the total residual value the Partnership achieved from leasing the equipment.

    Depreciation expense was $80,952 and $392,082 for the years ending December 31, 1998 and 1997 respectively. The Partnership's equipment was fully depreciated during 1998. Management fees were approximately 5% of lease revenue during each of the years ended December 31, 1999, 1998, and 1997.

    Interest expense was $3,390, or less than 1% of lease revenue for the year ending December 31, 1997. The Partnership's notes payable were fully amortized during the year ending December 31, 1997.

    Write-down of investment securities-affiliate was $303,022 for the year ended December 31, 1998. The General Partner determined that the decline in market value of its Semele common stock was other-than-temporary at December 31,1998. As a result, the Partnership wrote down the cost of the Semele common stock from $15 per share to $4.125 per share (the quoted price of Semele stock on NASDAQ at December 31, 1998). See further discussion below.

    Operating expenses were $349,837, $643,579 and $326,077 for the years ended December 31, 1999, 1998 and 1997, respectively. Operating expenses in 1999 include approximately $26,000 related to the refurbishment of an aircraft engine (see discussion below) and approximately $52,000 accrued for certain legal and administrative expenses related to the Class Action Lawsuit described in Note 7 to the financial statements. During the year ended December 31, 1998, the Partnership incurred or accrued approximately $305,000 for such costs related to the Class Action Lawsuit. In addition, the Partnership expensed $83,776 related to the refurbishment an aircraft engine and engine leasing costs (see Note 7 to the financial statements). Significant operating expenses were incurred during the year ended December 31, 1997 due to heavy maintenance and airframe overhaul costs incurred in connection with the Partnership's interests in two Boeing 727 aircraft. Other operating expenses consist principally of professional service costs, such as audit and legal fees, as well as printing, distribution and other remarketing expenses. In certain cases, equipment storage or repairs and maintenance costs may be incurred in connection with equipment being remarketed.

Liquidity and Capital Resources and Discussion of Cash Flows

    In connection with a preliminary settlement agreement for the Class Action Lawsuit described in Note 7 to the accompanying financial statements, the Partnership is permitted to invest in new equipment or other business activities, subject to certain limitations. On March 8, 2000, the Partnership invested $2,160,000 in a debt instrument that matures in September 2002. (See Notes 7 and 8 to the accompanying financial statements for additional information concerning this transaction.)

    The Partnership by its nature is a limited life entity. As an equipment leasing program, the Partnership's principal operating activities derive from asset rental transactions. Historically, the Partnership's principal source of cash from operations was provided by the collection of periodic rents, however, in 1999 the principal source of such cash resulted from the receipt of interest income. Cash inflows are used to pay management fees and operating costs. In addition, in 1997 cash inflows were used to pay debt service obligations associated with leveraged leases. Operating activities generated a net cash outflow of $74,217 in 1999, and net cash inflows of $359,965 and $1,605,911 in 1998 and 1997, respectively. Net cash from operating activities in 1997 included lease termination rents as described above. Future renewal, re-lease and equipment sale activities will cause a decline in the Partnership's lease revenues and corresponding sources of operating cash. The amount of future interest income is expected to fluctuate as a result of changing interest rates and the level of cash available for investment, among other factors. Overall, expenses associated with rental activities, such as management fees, and net cash flow from operating activities will also decline as the Partnership experiences a higher frequency of remarketing events.

    Cash realized from asset disposal transactions is reported under investing activities on the accompanying Statement of Cash Flows. During the year ended December 31, 1999, the Partnership realized net cash proceeds of $1,568,063 compared to $19,725 and $102,027 in 1998 and 1997, respectively. Future inflows of cash from asset disposals will vary in timing and amount and will be influenced by many factors including, but not limited to, the frequency and timing of lease expirations, the type of equipment being sold, its condition and age, and future market conditions.

    In January 1999, upon expiration of the lease term, the Partnership and certain affiliated investment programs (collectively, the "Programs") entered into an agreement to sell a Boeing 727-251 ADV jet aircraft to the lessee for $2,450,000. In aggregate, the Partnership received $548,800 for its interest in this aircraft. The Partnership's interest in the aircraft had a cost of $2,175,454 and was fully depreciated, resulting in a net gain, for financial statement purposes, of $548,800.

    In November 1998, the Programs entered into a separate agreement to sell their ownership interests in a different Boeing 727-251 ADV jet aircraft and three engines (collectively the "Aircraft") to a third party (the "Purchaser") for $4,350,000. In December 1998, the Purchaser remitted $3,350,000 for the Aircraft, excluding one of three engines which had been damaged while the Aircraft was leased to Transmeridian Airlines ("Transmeridian"). (See Note 7 to the accompanying financial statements regarding legal action undertaken by the Programs related to Transmeridian and the damaged engine). The Purchaser also deposited $1,000,000 into a third-party escrow account (the "Escrow") pending repair of the damaged engine and re-installation of the refurbished engine on the Aircraft. Upon installation, the escrow agent was obligated to transfer the Escrow amount plus interest thereon to the Programs. The engine was refurbished at the expense of the Programs. The associated cost was approximately $374,000, of which the Partnership's share was approximately $84,000. The Partnership accrued $58,000 of these costs in 1998 and the balance was accrued or incurred in the year ended December 31, 1999.

    The Programs also were required to reimburse the Purchaser for its cost to lease a substitute engine during the period that the damaged engine was being repaired. This cost was approximately $114,000, of which the Partnership's share was approximately $26,000, all of which was accrued in 1998 in connection with the litigation referenced above.

    In addition, the purchase and sale agreement permitted the Purchaser to return the Aircraft to the Programs, subject to a number of conditions, for $4,350,000, reduced by an amount equivalent to $450 multiplied by the number of flight hours since the Aircraft's most recent C Check. Among the conditions precedent to the Purchaser's returning the Aircraft, the Purchaser must have completed its intended installation of hush-kitting on the Aircraft to conform to Stage 3 noise regulations. This work was completed in January 1999. The Purchaser's return option was to expire on May 15, 1999.

    Due to the contingent nature of the sale, the Partnership deferred recognition of the sale and a resulting gain until expiration of the Purchaser's return option on May 15, 1999. The Partnership's share of the December proceeds was $750,400, which amount was deposited into EFG's customary escrow account and transferred to the Partnership, together with the Partnership's other December rental receipts, in January 1999. At December 31, 1998, the entire amount was classified as other liabilities, with an equal amount included in accounts receivable -- affiliate on the accompanying Statement of Financial Position. Upon the installation of the refurbished engine on the Aircraft, the remainder of the sale consideration, or $1,000,000 and the interest thereon, was released from the escrow account to the Programs. The Partnership's share of this payment was $227,548, including interest of $3,548. In aggregate, the Partnership received sales proceeds of $974,400 for its interest in the Aircraft. The Partnership's interest in the Aircraft had a cost of $2,420,734 and was fully depreciated, resulting in a net gain, for financial statement purposes, of $974,400.

    At December 31, 1999, the Partnership was due aggregate future minimum lease payments of $14,378 from contractual lease agreements (see Note 2 to the financial statements). At the expiration of the individual renewal lease terms underlying the Partnership's future minimum lease payments, the Partnership will sell the equipment or enter re-lease or renewal agreements when considered advantageous by the General Partner and EFG. Such future remarketing activities will result in the realization of additional cash inflows in the form of equipment sale proceeds or rents from renewals and re-leases, the timing and extent of which cannot be predicted with certainty. This is because the timing and extent of remarketing events often is dependent upon the needs and interests of the existing lessees. Some lessees may choose to renew their lease contracts, while others may elect to return the equipment. In the latter instances, the equipment could be re-leased to another lessee or sold to a third-party.

    As a result of the vessel exchange in 1997, the Partnership became the beneficial owner of 341,435 shares of Semele common stock (valued at $512,153 ($1.50 per share) at the time of the exchange transaction). This investment was reduced by a dividend of $68,287 received in 1997 representing a return of equity to the Partnership. The Partnership also received a beneficial interest in the Semele Note of $771,450 in connection with the exchange. The Semele Notes bears an annual interest rate of 10% and is scheduled to mature in April 2001. The note also requires mandatory principal reductions, if and to the extent that net proceeds are received by Semele from the sale or refinancing of Semele's Rancho Malibu property.

    On June 30, 1998, Semele effected a 1-for-300 reverse stock split followed by a 30-for-1 forward stock split resulting in a reduction of the number of shares of Semele common stock owned by the Partnership to 34,144 shares. During the year ended December 31, 1998, the Partnership decreased the carrying value of its investment in Semele common stock to $4.125 per share (the quoted price of the Semele stock on NASDAQ at December 31, 1998) resulting in an unrealized loss in 1998 of $115,232. In 1997, the Partnership recorded an unrealized loss of $187,790 relate to its investment in the Semele common stock. Each of these losses was reported as a component of comprehensive income or loss, included in partners' capital. At December 31, 1998, the General Partner determined that the decline in market value of the Semele common stock was other-than-temporary. As a result, the Partnership wrote down the cost of the Semele stock to $4.125 per share for a total realized loss of $303,022 in 1998. During the year ended December 31, 1999, the Partnership increased the carrying value of its investment in Semele common stock to $5.75 per share (the quoted price on the NASDAQ SmalICap market at December 31, 1999), resulting in an unrealized gain in 1999 of $55,484. This gain was reported as a component of comprehensive income included in partners' capital.

    The Partnership obtained long-term financing in connection with certain equipment leases. The repayments of principal related to such indebtedness are reported as a component of financing activities. The Partnership's notes payables were fully amortized during the year ended December 31, 1997.

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

    Cash distributions to the General Partner and Recognized Owners have been declared and generally paid within fifteen days following the end of each calendar quarter. The payment of such distributions is reported under financing activities on the accompanying Statement of Cash Flows. For the year ended December 31, 1999, the Partnership declared total cash distributions of Distributable Cash From Operations and Distributable Cash From Sales and Refinancing of $545,003. In accordance with the Restated Agreement, as amended, the Recognized Owners were allocated 95% of these distributions, or $517,753, and the General Partner was allocated 5%, or $27,250. The fourth quarter 1999 cash distribution was paid on January 14, 2000.

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

    The Partnership's future cash distributions will be adversely affected by the bankruptcy of a former lessee of the Partnership, Midway Airlines, Inc. ("Midway"). In 1993, the Partnership's interests in two DC-9-30 aircraft leased by Midway were transferred to a designee of the lender in lieu of foreclosure. Although this bankruptcy had no immediate adverse effect on the Partnership's cash flow, as the Partnership had almost fully leveraged its ownership interest in the underlying aircraft, this event resulted in the Partnership's loss of any future interest in the residual value of the aircraft. Notwithstanding such adverse impact, the overall investment results to be achieved by the Partnership will be dependent upon the collective performance results of all of the Partnership's equipment leases.

    The Partnership's capital account balances for federal income tax and for financial reporting purposes are different primarily due to differing treatments of income and expense items for income tax purposes in comparison to financial reporting purposes (generally referred to as permanent or timing differences; see Note 6 to the financial statements presented in the Partnership's 1999 Annual Report). For instance, selling commissions, organization and offering costs pertaining to syndication of the Partnership's limited partnership units are not deductible for federal income tax purposes, but are recorded as a reduction of partners' capital for financial reporting purposes. Therefore, such differences are permanent differences between capital accounts for financial reporting and federal income tax purposes. Other differences between the bases of capital accounts for federal income tax and financial reporting purposes occur due to timing differences. Such items consist of the cumulative difference between income or loss for tax purposes and financial statement income or loss, the difference between distributions (declared vs. paid) for income tax and financial reporting purposes, and the treatment of unrealized gains or losses on investment securities, if any, for book and tax purposes. The principal component of the cumulative difference between financial statement income or loss and tax income or loss results from different depreciation policies for book and tax purposes.

    For financial reporting purposes, the General Partner has accumulated a capital deficit at December 31, 1999. This is the result of aggregate cash distributions to the General Partner being in excess of its capital contribution of $1,000 and its allocation of financial statement net income or loss. Ultimately, the existence of a capital deficit for the General Partner for financial reporting purposes is not indicative of any further capital obligations to the

Partnership by the General Partner. The Restated Agreement, as amended, requires that upon the dissolution of the Partnership, the General Partner will be required to contribute to the Partnership an amount equal to any negative balance which may exist in the General Partner's tax capital account. At December 31, 1999, the General Partner had a positive tax capital account balance.

    The outcome of the Class Action Lawsuit described in Note 7 to the accompanying financial statements will be the principal factor in determining the future of the Partnership's operations. The proposed settlement to that lawsuit, if effected, will materially change the future organizational structure and business interests of the Partnership, as well as its cash distribution policies. In addition, commencing with the first quarter of 2000, the General Partner believes that it will be in the Partnership's best interests to suspend the payment of quarterly cash distributions pending final resolution of the Class Action Lawsuit. Accordingly, future cash distributions are not expected to be paid until the Class Action Lawsuit is adjudicated.

                         REPORT OF INDEPENDENT AUDITORS

To the Partners of American Income Partners V-A Limited Partnership:

    We have audited the accompanying statements of financial position of American Income Partners V-A Limited Partnership, as of December 31, 1999 and 1998, and the related statements of operations, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Income Partners V-A Limited Partnership at December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31,1999, in conformity with accounting principles generally accepted in the United States.

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

                                                               ERNST & YOUNG LLP

Boston, Massachusetts
March 10, 2000

                AMERICAN INCOME PARTNERS V-A LIMITED PARTNERSHIP

                         STATEMENT OF FINANCIAL POSITION
                           December 31, 1999 and 1998

                                                   1999                1998
                                                   ----                ----
ASSETS
Cash and cash equivalents                       $ 3,397,803        $ 2,448,960
Rents receivable                                      1,766              6,643
Accounts receivable - affiliate                       7,360            787,967
Note receivable - affiliate                         771,450            771,450
Investment securities - affiliate                   196,328            140,844
Equipment at cost, net of accumulated
  depreciation of $681,290 and $5,498,839
  at December 31, 1999 and 1998, respectively            --                 --
                                                -----------        -----------
     Total assets                               $ 4,374,707        $ 4,155,864
                                                ===========        ===========

LIABILITIES AND PARTNERS' CAPITAL
Accrued liabilities                             $   248,367        $   350,276
Accrued liabilities - affiliate                       6,313              6,864
Deferred rental income                                   --              9,219
Other liabilities                                        --            750,400
Cash distributions payable to partners              136,250            136,250
                                                -----------        -----------
     Total liabilities                              390,930          1,253,009
                                                -----------        -----------

Partners' capital (deficit):
   General Partner                               (1,331,783)        (1,385,829)
   Limited Partnership Interests
   (1,380,661 Units; initial purchase
   price of $25 each)                             5,315,560          4,288,684
                                                -----------        -----------
     Total partners' capital                      3,983,777          2,902,855
                                                -----------        -----------
     Total liabilities and partners' capital    $ 4,374,707        $ 4,155,864
                                                ===========        ===========

                 The accompanying notes are an integral part of
                           these financial statements.

                AMERICAN INCOME PARTNERS V-A LIMITED PARTNERSHIP

                             STATEMENT OF OPERATIONS
              for the years ended December 31, 1999, 1998 and 1997

                                              1999          1998           1997
                                              ----          ----           ----
Income:
    Lease revenue                         $    91,942   $   466,883    $ 1,626,206
    Interest income                           187,725       125,338        116,360
    Interest income - affiliate                77,145        77,145         15,215
    Gain on sale of equipment               1,568,063        19,725        102,027
    Loss on exchange of equipment                  --            --       (358,649)
                                          -----------   -----------    -----------
       Total income                         1,924,875       689,091      1,501,159
                                          -----------   -----------    -----------

Expenses:
    Depreciation                                   --        80,952        392,082
    Interest expense                               --            --          3,390
    Equipment management fees                   4,597        23,344         81,303
    Write-down of investment securities
      - affiliate                                  --       303,022             --
    Operating expenses - affiliate            349,837       643,579        326,077
                                          -----------   -----------    -----------
       Total expenses                         354,434     1,050,897        802,852
                                          -----------   -----------    -----------
Net income (loss)                         $ 1,570,441   $  (361,806)   $   698,307
                                          ===========   ===========    ===========
Net income (loss)
    per limited partnership unit          $      1.08   $     (0.25)   $      0.48
                                          ===========   ===========    ===========
Cash distributions declared
    per limited partnership unit          $      0.38   $      0.38    $      0.47
                                          ===========   ===========    ===========

                 The accompanying notes are an integral part of
                           these financial statements.

                AMERICAN INCOME PARTNERS V-A LIMITED PARTNERSHIP

                    STATEMENT OF CHANGES IN PARTNERS' CAPITAL
              for the years ended December 31, 1999, 1998 and 1997

                                                      General          Recognized Owners
                                                      Partner         --------------------
                                                       Amount         Units         Amount          Total
                                                       ------         -----         ------          -----
Balance at December 31, 1996                        (1,341,341)     1,380,661      5,133,942      3,792,601
   Net income - 1997                                    34,915             --        663,392        698,307
Unrealized loss on investment securities                (9,390)            --       (178,400)      (187,790)
                                                   -----------    -----------    -----------    -----------
Comprehensive income                                    25,525             --        484,992        510,517
                                                   -----------    -----------    -----------    -----------
Cash distributions declared                            (34,062)            --       (647,183)      (681,245)
                                                   -----------    -----------    -----------    -----------

Balance at December 31, 1997                        (1,349,878)     1,380,661      4,971,751      3,621,873
   Net loss - 1998                                     (18,091)            --       (343,715)      (361,806)
   Unrealized loss on investment securities             (5,762)            --       (109,470)      (115,232)
   Less: Reclassification adjustment for
         write-down of investment securities            15,152             --        287,870        303,022
                                                   -----------    -----------    -----------    -----------
Comprehensive loss                                      (8,701)            --       (165,315)      (174,016)
                                                   -----------    -----------    -----------    -----------
Cash distributions declared                            (27,250)            --       (517,752)      (545,002)
                                                   -----------    -----------    -----------    -----------

Balance at December 31, 1998                        (1,385,829)     1,380,661      4,288,684      2,902,855
   Net income -1999                                     78,522             --      1,491,919      1,570,441
   Unrealized gain on investment securities              2,774             --         52,710         55,484
                                                   -----------    -----------    -----------    -----------
Comprehensive income                                    81,296             --      1,544,629      1,625,925
                                                   -----------    -----------    -----------    -----------
Cash distributions declared                            (27,250)            --       (517,753)      (545,003)
                                                   -----------    -----------    -----------    -----------
Balance at December 31, 1999                       $(1,331,783)     1,380,661    $ 5,315,560    $ 3,983,777
                                                   ===========      =========    ===========    ===========

                 The accompanying notes are an integral part of
                           these financial statements.

                AMERICAN INCOME PARTNERS V-A LIMITED PARTNERSHIP

                             STATEMENT OF CASH FLOWS
              for the years ended December 31, 1999, 1998 and 1997

                                                          1999            1998           1997
                                                          ----            ----           ----
Cash flows from (used in) operating activities:
Net income (loss)                                     $ 1,570,441    $  (361,806)   $   698,307

Adjustments to reconcile net income (loss)
  to net cash from (used in) operating
  activities:
    Depreciation                                               --         80,952        392,082
    Gain on sale of equipment                          (1,568,063)       (19,725)      (102,027)
    Write-down of investment securities - affiliate            --        303,022             --
    Loss on exchange of equipment                              --             --        358,649
    Decrease in allowance for doubtful accounts                --             --         (5,000)
    Non-cash proceeds on termination rents                     --             --       (256,502)

Changes in assets and liabilities:
    Decrease (increase) in:
      Rents receivable                                      4,877         (2,672)       215,367
      Accounts receivable - affiliate                     780,607       (720,139)       416,530
    Increase (decrease) in:
      Accrued interest                                         --             --         (1,836)
      Accrued liabilities                                (101,909)       341,076        (29,230)
      Accrued liabilities - affiliate                        (551)       (10,004)       (79,123)
      Deferred rental income                               (9,219)        (1,139)        (1,306)
      Other liabilities                                  (750,400)       750,400             --
                                                      -----------    -----------    -----------
      Net cash from (used in) operating activities        (74,217)       359,965      1,605,911
                                                      -----------    -----------    -----------

Cash flows from investing activities:
    Dividend received                                          --             --         68,287
    Proceeds from equipment sales                       1,568,063         19,725        102,027
                                                      -----------    -----------    -----------
      Net cash from investing activities                1,568,063         19,725        170,314
                                                      -----------    -----------    -----------

Cash flows used in financing activities:
    Principal payments - notes payable                         --             --       (144,594)
    Distributions paid                                   (545,003)      (545,002)      (726,660)
                                                      -----------    -----------    -----------
      Net cash used in financing activities              (545,003)      (545,002)      (871,254)
                                                      -----------    -----------    -----------
Net increase (decrease) in cash and cash equivalents      948,843       (165,312)       904,971
Cash and cash equivalents at beginning of year          2,448,960      2,614,272      1,709,301
                                                      -----------    -----------    -----------
Cash and cash equivalents at end of year              $ 3,397,803    $ 2,448,960    $ 2,614,272
                                                      ===========    ===========    ===========
Supplemental disclosure of cash flow information:
    Cash paid during the year for interest            $        --            $--    $     5,226
                                                      ===========    ===========    ===========

                      The accompanying notes are an integral part of
                               these financial statements.

                AMERICAN INCOME PARTNERS V-A LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                December 31, 1999

NOTE 1 - ORGANIZATION AND PARTNERSHIP MATTERS

    American Income Partners V-A Limited Partnership (the "Partnership") was organized as a limited partnership under the Massachusetts Uniform Limited Partnership Act (the "Uniform Act") on July 24,1989 for the purpose of acquiring and leasing to third parties a diversified portfolio of capital equipment. Partners' capital initially consisted of contributions of $1,000 from the General Partner (AFG Leasing IV Incorporated) and $100 from the Initial Limited Partner (AFG Assignor Corporation). On September 29, 1989, the Partnership issued 1,380,661 units, representing assignments of limited partnership interests (the "Units"), to 1,815 investors. Unitholders and Limited Partners (other than the Initial Limited Partner) are collectively referred to as Recognized Owners. The Partnership has one General Partner, AFG Leasing IV Incorporated, a Massachusetts corporation formed in 1987 and an affiliate of Equis Financial Group Limited Partnership (formerly known as American Finance Group), a Massachusetts limited partnership ("EFG"). The common stock of the General Partner is owned by AF/AIP Programs Limited Partnership, of which EFG and a wholly-owned subsidiary are the 99% limited partners and AFG Programs, Inc., which is wholly-owned by EFG, is the 1% general partner. The General Partner is not required to make any other capital contributions except as may be required under the Uniform Act and Section 6.1(b) of the Amended and Restated Agreement and Certificate of Limited Partnership (the "Restated Agreement, as amended").

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

                AMERICAN INCOME PARTNERS V-A LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)

NOTE 2-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Statement of Cash Flows

    The Partnership considers liquid investment instruments purchased with a maturity of three months or less to be cash equivalents. From time to time, the Partnership invests excess cash with large institutional banks in federal agency discount notes and in reverse repurchase agreements with overnight securities. Under the terms of the agreements, title to the underlying securities passes to the Partnership. The securities underlying the agreements are book entry securities. At December 31, 1999, the Partnership had $3,282,141 invested in federal agency discount notes, repurchase agreements secured by U.S. Treasury Bills or interests in U.S. Government securities, or other highly liquid overnight investments.

Revenue Recognition

    Rents are payable to the Partnership monthly or quarterly and no significant amounts are calculated on factors other than the passage of time. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. In certain instances, the Partnership may enter renewal or re-lease agreements which expire beyond the Partnership's anticipated dissolution date. This circumstance is not expected to prevent the orderly wind-up of the Partnership's business activities as the General Partner and EFG would seek to sell the then-remaining equipment assets either to the lessee or to a third party, taking into consideration the amount of future noncancellable rental payments associated with the attendant lease agreements. See also Note 7 regarding the Class Action Lawsuit. Future minimum rents of $14,378 are due as follows:

 For the year ending December 31, 2000     $  10,418
                                  2001         3,960
                                           ---------
                                 Total     $  14,378
                                           ---------

    Revenue from major individual lessees which accounted for 10% or more of lease revenue during the years ended December 31, 1999, 1998 and 1997 is as follows:

                                                  1999         1998        1997
                                                  ----         ----        ----
Tenneco Packaging Company                     $   25,951   $       --   $       --
International Paper                           $   21,475   $       --   $       --
Amoco Corporation                             $   16,487   $       --   $       --
Sunworld International Airlines, Inc.         $    9,221   $  174,720   $  174,720
Transmeridian Airlines                        $       --   $  187,637   $       --
Gearbulk Shipowning Ltd. (formerly Kristian
   Gerhard Jebsen Skipsrederi A/S)            $       --   $       --   $1,110,453

Use of Estimates

    The preparation of the financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                     AMERICAN INCOME PARTNERS V-A LIMITED PARTNERSHIP
                            Notes to the Financial Statements

                                       (Continued)

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

Investment Securities - Affiliate

    The Partnership's investment in Semele Group, Inc. is considered to be available-for-sale and as such is carried at fair value with unrealized gains and losses reported as a separate component of Partner's Capital. Other-than-temporary declines in market value are recorded as write-down of investment securities in the Statement of Operations (see Note 4). Unrealized gains or losses on the Partnership's available-for-sale securities, are required to be included in comprehensive income. During the year ended December 31,1999, total comprehensive income amounted to $1,625,925.

Accrued Liabilities - Affiliate

    Unpaid operating expenses paid by EFG on behalf of the Partnership and accrued but unpaid administrative charges and management fees are reported as Accrued Liabilities - Affiliate (see Note 5).

Contingencies

    It is the Partnership's policy to recognize a liability for goods and services during the period when the goods or services are received. To the extent that the Partnership has a contingent liability, meaning generally a liability the payment of which is subject to the outcome of a future event, the Partnership recognizes a liability in accordance with Statement of Financial Accounting Standards No. 5 "Accounting for Contingencies" ("SFAS No. 5"). SFAS No. 5 requires the recognition of contingent liabilities when the amount of liability can be reasonably estimated and the liability is likely to be incurred.

    The Partnership is a Nominal Defendant in a Class Action Lawsuit. In 1998, a settlement proposal to resolve that litigation was negotiated and remains pending (see Note 7). The Partnership's estimated exposure for costs anticipated to be incurred in pursuing the settlement proposal is approximately $357,000 consisting principally of

                AMERICAN INCOME PARTNERS V-A LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)


legal fees and other professional service costs. These costs are expected to be incurred regardless of whether the proposed settlement ultimately is effected and, therefore, the Partnership accrued approximately $305,000 of these costs in 1998 following the Court's approval of the settlement plan. The cost estimate is subject to change and is monitored by the General Partner based upon the progress of the settlement proposal and other pertinent information. As a result, the Partnership accrued and expensed an additional $52,000 for such costs in 1999.

Allocation of Profits and Losses

    For financial statement purposes, net income or loss is allocated to each Partner according to their respective ownership percentages (95% to the Recognized Owners and 5% to the General Partner). See Note 6 concerning allocation of income or loss for income tax purposes.

Net Income (Loss) and Cash Distributions Per Unit

    Net income (loss) and cash distributions per Unit are based on 1,380,661 Units outstanding during each of the three years in the period ended December 31, 1999 and computed after allocation of the General Partner's 5% share of net income (loss) and cash distributions.

Provision for Income Taxes

    No provision or benefit from income taxes is included in the accompanying financial statements. The Partners are responsible for reporting their proportionate shares of the Partnership's taxable income or loss and other tax attributes on their tax returns.


NOTE 3- EQUIPMENT

    The following is a summary of equipment owned by the Partnership at December 31, 1999. Remaining Lease Term (Months), as used below, represents the number of months remaining from December 31, 1999 under contracted lease terms and is presented as a range when more than one lease agreement is contained in the stated equipment category. A Remaining Lease Term equal to zero reflects equipment either held for sale or release or being leased on a month-to-month basis. In the opinion of EFG, the acquisition cost of the equipment did not exceed its fair market value.

                              Remaining
                              Lease Term     Equipment
         Equipment Type        (Months)       at Cost               Location
         --------------         -------       -------               --------
Materials handling               0-21         $ 640,298     IL/IN/MA/MI/NC/NY/PA/SC/TX
Communications                      0            40,992     MO
                                             ----------
          Total equipment cost                  681,290

     Accumulated depreciation                  (681,290)
                                              ---------

Equipment, net of accumulated depreciation   $      --
                                              =========

    Generally, the costs associated with maintaining, insuring and operating the Partnership's equipment are incurred by the respective lessees pursuant to terms specified in their individual lease agreements with the Partnership.

                AMERICAN INCOME PARTNERS V-A LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)

    As equipment is sold to third parties, or otherwise disposed of, the Partnership recognizes a gain or loss equal to the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition. The ultimate realization of estimated residual value in the equipment is dependent upon, among other things, EFG's ability to maximize proceeds from selling or re-leasing the equipment upon the expiration of the primary lease terms. At December 31, 1999, the Partnership was not holding any equipment not subject to a lease and no equipment was held for sale or re-lease.

    In November 1998, the Partnership and certain affiliated investment programs (collectively, the "Programs") entered into an agreement to sell their ownership interests in a Boeing 727-251 ADV jet aircraft and three engines (collectively the "Aircraft") to a third party (the "Purchaser") for $4,350,000. In December 1998, the Purchaser remitted $3,350,000 for the Aircraft, excluding one of three engines which had been damaged while the Aircraft was leased to Transmeridian Airlines ("Transmeridian"). (See Note 7 to the financial statements regarding legal action undertaken by the Programs related to Transmeridian and the damaged engine). The Purchaser also deposited $1,000,000 into a third-party escrow account (the "Escrow") pending repair of the damaged engine and re-installation of the refurbished engine on the Aircraft. Upon installation, the escrow agent was obligated to transfer the Escrow amount plus interest thereon to the Programs. The engine was refurbished at the expense of the Programs. The associated cost was approximately $374,000, of which the Partnership's share was approximately $84,000. The Partnership accrued $58,000 of these costs in 1998 and the balance was accrued or incurred in the year ended December 31, 1999.

    The Programs also were required to reimburse the Purchaser for its cost to lease a substitute engine during the period that the damaged engine was being repaired. This cost was approximately $114,000, of which the Partnership's share was approximately $26,000, all of which was accrued in 1998 in connection with the litigation referenced above.

    In addition, the purchase and sale agreement permitted the Purchaser to return the Aircraft to the Programs, subject to a number of conditions, for $4,350,000, reduced by an amount equivalent to $450 multiplied by the number of flight hours since the Aircraft's most recent C-Check. Among the conditions precedent to the Purchaser's returning the Aircraft, the Purchaser must have completed its intended installation of hush-kitting on the Aircraft to conform to Stage 3 noise regulations. This work was completed in January 1999. The Purchaser's return option was to expire on May 15, 1999.

    Due to the contingent nature of the sale, the Partnership deferred recognition of the sale and a resulting gain until expiration of the Purchaser's return option on May 15, 1999. The Partnership's share of the December proceeds was $750,400, which amount was deposited into EFG's customary escrow account and transferred to the Partnership, together with the Partnership's other December rental receipts, in January 1999. At December 31, 1998, the entire amount was classified as other liabilities, with an equal amount included in accounts receivable -- affiliate on the Statement of Financial Position. Upon the installation of the refurbished engine on the Aircraft, the remainder of the sale consideration, or $1,000,000 and the interest thereon, was released from the escrow account to the Programs. The Partnership's share of this payment was $227,548, including interest of $3,548. In aggregate, the Partnership received sales proceeds of $974,400 for its interest in the Aircraft. The Partnership's interest in the Aircraft had a cost of $2,420,734 and was fully depreciated, resulting in a net gain, for financial statement purposes, of $974,400.


NOTE 4- INVESTMENT SECURITIES - AFFILIATE I NOTE RECEIVABLE - AFFILIATE

    On April 30, 1997, the vessel partnerships, in which the Partnership and certain affiliated investment programs are limited partners and through which the Partnership and the affiliated investment programs shared economic interests in three cargo vessels (the "Vessels") leased by Gearbulk Shipowning Ltd (formerly Kristian Gerhard Jebsen Skipsrederi A/S) (the "Lessee"), exchanged their ownership interests in the Vessels for aggregate

                AMERICAN INCOME PARTNERS V-A LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)

consideration of $11,565,375, consisting of 1,987,000 newly issued shares (at $1.50 per share) of common stock in Semele Group, Inc. ("Semele") (formerly Banyan Strategic Land Fund II), a purchase money note of $8,219,500 (the "Note") and cash of $365,375. Semele is a Delaware corporation organized on April 14, 1987 and has its common stock listed on NASDAQ Small Cap Market effective January 5,1999 (previously NASDAQ). At the date of the exchange transaction, the common stock of Semele had a net book value of approximately $1.50 per share and closing market value of $1.00 per share. Semele has one principal real estate asset consisting of an undeveloped 274 acre parcel of land near Malibu, California ("Rancho Malibu").

    The exchange was organized through an intermediary company (Equis Exchange LLC, 99% owned by Semele and 1% owned by EFG), which was established for the sole purpose of facilitating the exchange. There were no fees paid to EFG by Equis Exchange LLC or Semele or by any other party that otherwise would not have been paid to EFG had the Partnership sold its beneficial interest in the Vessels directly to the Lessee. The Lessee prepaid all of its remaining contracted rental obligations and purchased the Vessels in two closings occurring on May 6,1997 and May 12, 1997. The Note was repaid with $3,800,000 of cash and delivery of a $4,419,500 note from Semele (the "Semele Note").

    As a result of the exchange transaction and its original 46.46% beneficial ownership interest in Larkfield, one of the three Vessels, the Partnership received $735,201 in cash, became the beneficial owner of 341,435 shares of Semele common stock (valued at $512,153 ($1.50 per share) at the time of the exchange transaction) and received a beneficial interest in the Semele Note of $771,450. The Semele Note bears an annual interest rate of 10% and is scheduled to mature in April 2001. The note also requires mandatory principal reductions, if and to the extent that net proceeds are received by Semele from the sale or refinancing of Rancho Malibu. The Partnership recognized interest income of $77,145 in both 1999 and 1998 and $15,215 in 1997, related to the Semele Note. The Partnership's interest in the vessel had an original cost and net book value of $3,666,680 and $1,385,750, respectively. The proceeds realized by the Partnership of $1,027,101 resulted in a net loss, for financial statement purposes, of $358,649. In addition, as this vessel was disposed of prior to the expiration of the related lease term, the Partnership received a prepayment of the remaining contracted rent due under the vessel's lease agreement of $991,703.

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

    On June 30, 1998, Semele effected a 1-for-300 reverse stock split followed by a 30-for-1 forward stock split resulting in a reduction of the number of shares of Semele common stock owned by the Partnership to 34,144 shares. During the year ended December 31, 1998, the Partnership decreased the carrying value of its investment in Semele common stock to $4,125 per share (the quoted price of the Semele stock on NASDAQ at

                AMERICAN INCOME PARTNERS V-A LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)

December 31, 1998) resulting in an unrealized loss in 1998 of $115,232. In 1997, the Partnership recorded an unrealized loss of $187,790 relate to its investment in the Semele common stock. Each of these losses was reported as a component of comprehensive income or loss, included in partners' capital. At December 31, 1998, the General Partner determined that the decline in market value of the Semele common stock was other-than-temporary. As a result, the Partnership wrote down the cost of the Semele stock to $4,125 per share for a total realized loss of $303,022 in 1998. During the year ended December 31, 1999, the Partnership increased the carrying value of its investment in Semele common stock to $5.75 per share (the quoted price on the NASDAQ SmallCap market at December 31, 1999), resulting in an unrealized gain in 1999 of $55,484. This gain was reported as a component of comprehensive income included in partners' capital.


NOTE 5- RELATED PARTY TRANSACTIONS

    All operating expenses incurred by the Partnership are paid by EFG on behalf of the Partnership and EFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during each of the years ended December 31, 1999, 1998 and 1997 which were paid or accrued by the Partnership to EFG or its Affiliates, are as follows:

                                           1999          1998           1997
                                           ----          ----           ----
Equipment management fees              $     4,597   $    23,344    $    81,303
Administrative charges                      92,651        58,836         55,668
Reimbursable operating expenses
  due to third parties                     257,186       584,743        270,409
                                       -----------   -----------    -----------
                    Total              $   354,434   $   666,923    $   407,380
                                       -----------   -----------    -----------

    As provided under the terms of the Management Agreement, EFG is compensated for its services to the Partnership. Such services include acquisition and management of equipment. For acquisition services, EFG was compensated by an amount equal to 2.23% of Equipment Base Price paid by the Partnership. For management services, EFG is compensated by an amount equal to 5% of gross operating lease rental revenue and 2% of gross full payout lease rental revenue received by the Partnership. Both acquisition and management fees are subject to certain limitations defined in the Management Agreement.

    Administrative charges represent amounts owed to EFG, pursuant to Section
10.4 of the Amended and Restated Agreement and Certificate of Limited Partnership (the "Restated Agreement, as amended"), for persons employed by EFG who are engaged in providing administrative services to the Partnership.

    All equipment was acquired from EFG, one of its Affiliates or from third-party sellers. The Partnership's Purchase Price was determined by the method described in Note 2, Equipment on Lease.

    All rents and proceeds from the sale of equipment are paid directly to EFG. EFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Partnership. At December 31, 1999, the Partnership was owed $7,360 by EFG for such funds and the interest thereon. These funds were remitted to the Partnership in January 2000.

                AMERICAN INCOME PARTNERS V-A LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)

    Certain affiliates of the General Partner own Units in the Partnership as follows:


                                  Number of    Percent of Total
           Affiliate             Units Owned   Outstanding Units
           ---------             -----------   -----------------
Atlantic Acquisition Limited
   Partnership                     125,843          9.11%
Old North Capital Limited
Partnership                          4,452          0.32%

    Atlantic Acquisition Limited Partnership ("AALP") and Old North Capital Limited Partnership ("ONC") are both Massachusetts limited partnerships formed in 1995 and affiliates of EFG. The general partners of AALP and ONC are controlled by Gary D. Engle. In addition, the limited partnership interests of ONC are owned by Semele. Gary D. Engle is Chairman and CEO of Semele.

NOTE 6-INCOME TAXES

    The Partnership is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Partnership.

    For financial statement purposes, the Partnership allocates net income or loss to each class of partner according to their respective ownership percentages (95% to the Recognized Owners and 5% to the General Partner). This convention differs from the income or loss allocation requirements for income tax and Dissolution Event purposes as delineated in the Restated Agreement, as amended. For income tax purposes, the Partnership allocates net income or net loss, in accordance with the provisions of such agreement. The Restated Agreement, as amended, requires that upon dissolution of the Partnership, the General Partner will be required to contribute to the Partnership an amount equal to any negative balance which may exist in the General Partner's tax capital account. At December 31, 1999, the General Partner had a positive tax capital account balance.

    The following is a reconciliation between net income (loss) reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1999, 1998 and 1997:

                                              1999          1998           1997
                                              ----          ----           ----
Net income (loss)                         $ 1,570,441   $  (361,806)   $   698,307
    Financial statement depreciation
     less than tax depreciation              (109,207)     (340,912)      (162,802)
    Deferred rental income                     (9,219)       (1,139)        (1,306)
    Other                                    (579,981)      337,798        148,614
                                          -----------   -----------    -----------
Net income (loss) for federal income tax
    reporting purposes                    $   872,034   $  (366,059)   $   682,813
                                          ===========   ===========    ===========

    The principal component of "Other" consists of the difference between the tax and financial statement gain or loss on equipment disposals.

    The following is a reconciliation between partners' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1999 and 1998:

                AMERICAN INCOME PARTNERS V-A LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)

                                                                1999                1998
                                                                ----                ----
Partners' capital                                            $ 3,983,777         $ 2,902,855
   Unrealized gain on investment securities                      (55,484)                 --
    Add back selling commissions and organization
      and offering costs                                       3,878,114           3,878,114
    Financial statement distributions in excess of
      tax distributions                                               --               6,812
    Cumulative difference between federal income tax
     and financial statement income (loss)                       337,786           1,036,193
                                                             -----------         -----------
Partners' capital for federal income tax reporting purposes  $ 8,144,193         $ 7,823,974
                                                             ===========         ===========

    Unrealized gain on investment securities, financial statement distributions in excess of tax distributions and cumulative difference between federal income tax and financial statement income (loss) represent timing differences.


NOTE 7- LEGAL PROCEEDINGS

    In January 1998, certain plaintiffs (the "Plaintiffs") filed a class and derivative action, captioned Leonard Rosenblum, et al. v. Eguis Financial Group Limited Partnership, et al., in the United States District Court for the Southern District of Florida (the "Court") on behalf of a proposed class of investors in 28 equipment leasing programs sponsored by EFG, including the Partnership (collectively, the "Nominal Defendants"), against EFG and a number of its affiliates, including the General Partner, as defendants (collectively, the "Defendants"). Certain of the Plaintiffs, on or about June 24, 1997, had filed an earlier derivative action, captioned Leonard Rosenblum. et al. v. Eguis Financial Group Limited Partnership, et al., in the Superior Court of the Commonwealth of Massachusetts on behalf of the Nominal Defendants against the Defendants. Both actions are referred to herein collectively as the "Class Action Lawsuit".

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

    On July 16, 1998, counsel for the Defendants and the Plaintiffs executed a Stipulation of Settlement setting forth terms pursuant to which a settlement of the Class Action Lawsuit is intended to be achieved and which, among other things, is expected to reduce the burdens and expenses attendant to continuing litigation. The Stipulation of Settlement was preliminarily approved by the Court on August 20, 1998 when the Court issued its "Order Preliminarily Approving Settlement, Conditionally Certifying Settlement Class and Providing for Notice of, and Hearing on, the Proposed Settlement" (the "August 20 Order").

    On March 12, 1999, counsel for the Plaintiffs and the Defendants entered into an amended stipulation of settlement (the "Amended Stipulation") which was filed with the Court on March 12, 1999. The Amended Stipulation was preliminarily approved by the Court by its "Modified Order Preliminarily Approving Settlement,

                AMERICAN INCOME PARTNERS V-A LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)

Conditionally Certifying Settlement Class and Providing For Notice of, and Hearing On, the Proposed Settlement" dated March 22, 1999 (the "March 22 Order"). The Amended Stipulation, among other things, divided the Class Action Lawsuit into two separate sub-classes that could be settled individually. On May 26, 1999, the Court issued an Order and Final Judgment approving settlement of one of the sub-classes. Settlement of the second sub-class, involving the Partnership and 10 affiliated partnerships (collectively referred to as the "Exchange Partnerships"), remains pending due, in part, to the complexity of the proposed settlement pertaining to this class.

    In February 2000, counsel for the Plaintiffs and the Defendants entered into a second amended stipulation of settlement (the "Second Amended Stipulation") which modified certain of the settlement terms contained in the Amended Stipulation. The Second Amended Stipulation was preliminarily approved by the Court by its "Second Modified Order Preliminarily Approving Settlement, Conditionally Certifying Settlement Class and Providing For Notice of, and Hearing On, the Proposed Settlement" dated March 6, 2000 (the "March 2000 Order"). Prior to issuing a final order approving the settlement of the second sub-class involving the Partnership, the Court will hold a fairness hearing that will be open to all interested parties and permit any party to object to the settlement. The investors of the Partnership and all other plaintiff sub-class members will receive a Notice of Settlement and other information pertinent to the settlement of their claims that will be mailed to them in advance of the fairness hearing.

    The settlement of the second sub-class is premised on the consolidation of the Exchange Partnerships' net assets (the "Consolidation"), subject to certain conditions, into a single successor company ("Newco"). Under the proposed Consolidation, the partners of the Exchange Partnerships would receive both common stock in Newco and a cash distribution; and thereupon the Exchange Partnerships would be dissolved. In addition, EFG would contribute certain management contracts, operations personnel, and business opportunities to Newco and cancel its current management contracts with all of the Exchange Partnerships. Newco would operate principally as a finance company and would use its best efforts to list its shares on the NASDAQ National Market or another national exchange or market as soon after the Consolidation as Newco deems that market conditions and its business operations are suitable for listing its shares and Newco has satisfied all necessary regulatory and listing requirements. The potential benefits and risks of the Consolidation will be presented in a Solicitation Statement that will be mailed to all of the partners of the Exchange Partnerships as soon as the associated regulatory review process is completed and at least 60 days prior to the fairness hearing. A preliminary Solicitation Statement was filed with the Securities and Exchange Commission on August 24, 1998 and remains pending. Class members will be notified of the actual fairness hearing date when it is confirmed.

    One of the principal objectives of the Consolidation is to create a company that would have the potential to generate more value for the benefit of existing limited partners than other alternatives, including continuing the Partnership's customary business operations until all of its assets are disposed in the ordinary course of business. To facilitate the realization of this objective, the Amended Stipulation provided, among other things, that commencing March
22, 1999, the Exchange Partnerships could collectively invest up to 40% of the total aggregate net asset values of all of the Exchange Partnerships in any investment, including additional equipment and other business activities that the general partners of the Exchange Partnerships and EFG reasonably believed to be consistent with the anticipated business interests and objectives of Newco, subject to certain limitations. The Second Amended Stipulation, among other things, quantified the 40% limitation using a whole dollar amount of $32 million in the aggregate.

    On March 8, 2000, the Exchange Partnerships collectively invested $32 million as permitted by the Second Amended Stipulation approved by the Court. The Partnership's portion of the aggregate investment is $2,160,000. The investment consists of a term loan to Echelon Residential Holdings LLC, a newly-formed real estate development company that will be owned by several investors, including James A. Coyne, Executive Vice President of EFG. Mr. Coyne, in his individual capacity, is the only investor in Echelon Residential Holdings LLC who is related to EFG. The loan proceeds were used by Echelon Residential Holdings LLC in the formation of a subsidiary, Echelon Residential LLC, that in turn acquired various real estate assets from Echelon International Corporation, a Florida based real estate company. The loan has a term of 30 months maturing on September 7,

                AMERICAN INCOME PARTNERS V-A LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)

2002 and bears interest at the annual rate of 14% for the first 24 months and 18% for the final six months of the term. Interest accrues and compounds monthly but is not payable until maturity. Echelon Residential Holdings LLC has pledged a security interest in all of its right, title and interest in and to its membership interests in Echelon Residential LLC to the Exchange Partnerships as collateral.

    In the absence of the Court's authorization to enter into new investment activities, the Partnership's Restated Agreement, as amended, would not permit such activities without the approval of limited partners owning a majority of the Partnership's outstanding Units. Consistent with the Amended Stipulation, the Second Amended Stipulation provides terms for unwinding any new investment transactions in the event that the Consolidation is not effected or the Partnership objects to its participation in the Consolidation.

    The Second Amended Stipulation, as well as the Amended Stipulation and the original Stipulation of Settlement, prescribe certain conditions necessary to effect a final settlement, including providing the partners of the Exchange Partnerships with the opportunity to object to the participation of their partnership in the Consolidation. Assuming the proposed settlement is effected according to present terms, the Partnership's share of legal fees and expenses related to the Class Action Lawsuit and the Consolidation is estimated to be approximately $357,000, of which approximately $305,000 was accrued and expensed by the Partnership in 1998 and approximately $52,000 was accrued and expensed in 1999.

    While the Court's August 20 Order enjoined certain class members, including all of the partners of the Partnership, from transferring, selling, assigning, giving, pledging, hypothecating, or otherwise disposing of any Units pending the Court's final determination of whether the settlement should be approved, the March 22 Order permitted the partners to transfer Units to family members or as a result of the divorce, disability or death of the partner. No other transfers are permitted pending the Court's final determination of whether the settlement should be approved. The provision of the August 20 Order which enjoined the General Partners of the Exchange Partnerships from, among other things, recording any transfers not in accordance with the Court's order remains effective.

    There can be no assurance that settlement of the sub-class involving the Exchange Partnerships will receive final Court approval and be effected. There also can be no assurance that all or any of the Exchange Partnerships will participate in the Consolidation because if limited partners owning more than one-third of the outstanding Units of a partnership object to the Consolidation, then that partnership will be excluded from the Consolidation. Notwithstanding the extent of delays experienced thus far in achieving a final settlement of the Class Action Lawsuit with respect to the Exchange Partnerships, the General Partner and its affiliates, in consultation with counsel, continue to feel that there is a reasonable basis to believe that a final settlement of the sub-class involving the Exchange Partnerships ultimately will be achieved. However, in the absence of a final settlement approved by the Court, the Defendants intend to defend vigorously against the claims asserted in the Class Action Lawsuit. Neither the General Partner nor its affiliates can predict with any degree of certainty the cost of continuing litigation to the Partnership or the ultimate outcome.

    In addition to the foregoing, the Partnership is a party to other lawsuits that have arisen out of the conduct of its business, principally involving disputes or disagreements with lessees over lease terms and conditions as described below:

Action involving Transmeridian Airlines

    On November 9, 1998, First Security Bank, N.A., as trustee of the Partnership and certain affiliated investment programs (collectively, the "Plaintiffs), filed an action in Superior Court of the Commonwealth of Massachusetts in Suffolk County against Prime Air, Inc. d/b/a Transmeridian Airlines ("Transmeridian"), Atkinson & Mullen Travel, Inc., and Apple Vacations, West, Inc., both d/b/a Apple Vacations, asserting various causes of action for

                AMERICAN INCOME PARTNERS V-A LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)

declaratory judgment and breach of contract. The action subsequently was removed to United States District Court for the District of Massachusetts. Transmeridian filed counterclaims for breach of contract, quantum meruit, conversion, breach of the implied covenant of good faith and fair dealing, and violation of M.G.L.
c. 93A. The Plaintiffs subsequently filed an Amended Complaint asserting claims for breaches of contract and covenant of good faith and fair dealing against Transmeridian and breach of guaranty against Apple Vacations.

    The Plaintiffs are seeking damages for, among other things, breach of contract arising out of Transmeridian's refusal to repair or replace burned engine blades found in one engine during a pre-return inspection of an aircraft leased by Transmeridian from the Plaintiffs, a Boeing 727-251 ADV aircraft (the "Aircraft"). The estimated cost to repair the engine and lease a substitute engine during the repair period was approximately $488,000. Repairs were completed in June 1999. The Plaintiffs intend to enforce written guarantees issued by Apple Vacations that absolutely and unconditionally guarantee Transmeridian's performance under the lease agreement and are seeking recovery of all costs, lost revenue and monetary damages in connection with this matter. Notwithstanding the foregoing, the Plaintiffs were required to advance the cost of repairing the engine and leasing a substitute engine and cannot be certain whether the guarantees will be enforced. Therefore, the Partnership accrued and expensed its share of these costs, or approximately $84,000 in 1998 and $26,000 in 1999. Discovery is ongoing and a trial date has been tentatively scheduled for January 15, 2001. The General Partner plans to vigorously pursue this action; however, it is too early to predict the Plaintiffs' likelihood of success. This aircraft was sold in June 1999.

Action involving National Steel Corporation

    EFG, on behalf of the Partnership and certain affiliated investment programs (collectively, the "Plaintiffs"), filed an action in the Commonwealth of Massachusetts Superior Court, Department of the Trial Court in and for the County of Suffolk on July 27, 1995, for damages and declaratory relief against a lessee of the Partnership, National Steel Corporation ("National Steel"). The Complaint sought reimbursement from National Steel of certain sales and/or use taxes paid to the State of Illinois in connection with equipment leased by National Steel from the Plaintiffs and other remedies provided under the Master Lease Agreement ("MLA"). On August 30, 1995, National Steel filed a Notice of Removal, which removed the case to United States District Court, District of Massachusetts. On September 7, 1995, National Steel filed its Answer to the Plaintiff's Complaint along with Affirmative Defenses and Counterclaims and sought declaratory relief, alleging breach of contract, implied covenant of good faith and fair dealing, and specific performance. The Plaintiffs filed an Answer to National Steel's Counterclaims on September 29, 1995. The parties discussed settlement with respect to this matter for some time; however, the negotiations were unsuccessful. The Plaintiffs filed an Amended and Supplemental Complaint alleging further default under the MLA and filed a motion for Summary Judgment on all claims and Counterclaims. The Court held a hearing on the Plaintiffs motion in December 1997 and later entered a decision dismissing certain of National Steel's Counterclaims, finding in favor of the Plaintiffs on certain issues and in favor of National Steel on other issues. On May 11, 1999, the parties executed a comprehensive settlement agreement to resolve all outstanding issues, including reimbursement to the Partnership for the disputed sales tax items referenced above. This matter did not have a material effect on the Partnership's financial position or results of operations.

Action involving Northwest Airlines, Inc.

    On September 22, 1995, Investors Asset Holding Corp. and First Security Bank, N.A., trustees of the Partnership and certain affiliated investment programs (collectively, the "Plaintiffs"), filed an action in United States District Court for the District of Massachusetts against a lessee of the Partnership, Northwest Airlines, Inc. ("Northwest"). The Complaint alleges that Northwest did not fulfill its maintenance obligations under its Lease Agreements with the Plaintiffs and seeks declaratory judgment concerning Northwest's obligations and monetary damages. Northwest filed an Answer to the Plaintiffs' Complaint and a motion to transfer the venue of this proceeding to Minnesota. The Court denied Northwest's motion. On June 29, 1998, a United States Magistrate Judge recommended entry of partial summary judgment in favor of the Plaintiffs. Northwest appealed this decision. On April 15, 1999, the United States District Court Judge adopted the Magistrate Judge's

                AMERICAN INCOME PARTNERS V-A LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)

recommendation and entered partial summary judgment in favor of the Plaintiffs on their claims for declaratory judgment. The Plaintiffs have made a demand upon Northwest for settlement. If no settlement is reached, the Plaintiffs will proceed to trial for an assessment of damages. No firm trial date has been established at this time; however, if a trial should become necessary, it is not expected to occur before November 2000. The General Partner believes that the Plaintiffs claims ultimately will prevail and that the Partnership's financial position will not be adversely affected by the outcome of this action.

NOTE 8- SUBSEQUENT EVENT

    On March 8, 2000, the Exchange Partnerships (see Note 7) collectively loaned $32 million to Echelon Residential Holdings LLC, a newly-formed real estate development company that will be owned by several investors, including James A. Coyne, Executive Vice President of EFG. Mr. Coyne, in his individual capacity, is the only investor in Echelon Residential Holdings LLC who is related to EFG.

    The Partnership's participation in the loan is $2,160,000. Echelon Residential Holdings LLC, through a subsidiary (Echelon Residential LLC), used the loan proceeds to acquire various real estate assets from Echelon International Corporation, a Florida based real estate company. The loan has a term of 30 months maturing on September 7, 2002 and bears interest at the annual rate of 14% for the first 24 months and 18% for the final six months of the term. Interest accrues and compounds monthly but is not payable until maturity. In connection with the transaction, Echelon Residential Holdings LLC has pledged a security interest in all of its right, title and interest in and to its membership interests in Echelon Residential LLC to the Exchange Partnerships as collateral.

                        ADDITIONAL FINANCIAL INFORMATION

                AMERICAN INCOME PARTNERS V-A LIMITED PARTNERSHIP

         SCHEDULE OF EXCESS (DEFICIENCY) OF TOTAL CASH GENERATED TO COST
                              OF EQUIPMENT DISPOSED

              for the years ended December 31, 1999, 1998 and 1997


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

    The following is a summary of cash excess associated with equipment dispositions occurring in the years ended December 31, 1999, 1998 and 1997:

                                              1999          1998          1997
                                              ----          ----          ----
Rents earned prior to disposal of
    equipment, net of interest charges    $ 4,744,936   $   616,787    $ 1,800,550

Sale proceeds realized upon
    disposition of equipment                1,568,063        19,725        102,027
                                          -----------   -----------    -----------

Total cash generated from rents
    and equipment sale proceeds             6,312,999       636,512      1,902,577

Original acquisition cost of equipment
    disposed                                4,817,549       406,571      1,551,218
                                          -----------   -----------    -----------

Excess of total cash generated to cost
    of equipment disposed                 $ 1,495,450   $   229,941    $   351,359
                                          ===========   ===========    ===========

                AMERICAN INCOME PARTNERS V-A LIMITED PARTNERSHIP

            STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS
                             SALES AND REFINANCINGS

                       for the year ended December 31,1999

                                                        Sales and
                                          Operations   Refinancings       Total
                                          -----------   -----------    -----------
Net income                                $     2,378   $ 1,568,063    $ 1,570,441

Add:
    Management fees                             4,597            --          4,597
                                          -----------   -----------    -----------
    Cash from operations, sales and
     refinancings                               6,975     1,568,063      1,575,038

Less:
    Management fees                            (4,597)           --         (4,597)
                                          -----------   -----------    -----------
    Distributable cash from operations,
     sales and refinancings                     2,378     1,568,063      1,570,441

Other sources and uses of cash:
    Cash at beginning of year               2,448,960            --      2,448,960
    Net change in receivables and
     accruals                                 (76,595)           --        (76,595)

Less:
    Cash distributions paid                        --      (545,003)      (545,003)
                                          -----------   -----------    -----------
Cash at end of year                       $ 2,374,743   $ 1,023,060    $ 3,397,803
                                          ===========   ===========    ===========

                AMERICAN INCOME PARTNERS V-A LIMITED PARTNERSHIP

                       SCHEDULE OF COSTS REIMBURSED TO THE
                 GENERAL PARTNER AND ITS AFFILIATES AS REQUIRED
                   BY SECTION 10.4 OF THE AMENDED AND RESTATED
                AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP

                                December 31, 1999

    For the year ended December 31, 1999, the Partnership reimbursed the General Partner and its Affiliates for the following costs:

       Operating expenses                    $ 450,840